Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607
October 28, 2016

OVERSTOCK.COM, INC.

Overstock.com, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-203607) (the “Registration Statement”), which became effective on December 9, 2015.

On October 24, 2016, NewsBTC published an article, the full text of which appears below. The article was not prepared or reviewed by the Company, any of its affiliates or any offering participant prior to publication. None of the Company, its affiliates, or any offering participant made any payment or gave any consideration to NewsBTC in connection with the article.

The statements in the article are not intended to qualify any of the information, including the risk factors, set forth in the Registration Statement.  Statements in the article that are not attributed directly to a Company spokesperson represent the author’s or others’ views and are not endorsed or adopted by the Company or any offering participant.  Statements in the article that are attributed directly to a Company spokesperson were not intended and should not be considered as offering material.  Statements in the article about what the Company or any of its subsidiaries will or may do are all subject to and qualified by any description of any such matters the Company may provide in a final prospectus, including a prospectus supplement, and the Company disavows any such statements to the extent they are inconsistent with the information in the Registration Statement, the information in any of the Company’s filings under the Securities Exchange Act of 1934, as amended, or the information in any prospectus supplement the Company may file with the SEC relating to the Registration Statement.  Any offer the Company may ultimately make will be made only by a final prospectus, including a prospectus supplement. You should consider statements contained in this free writing prospectus, including those in the attached article, only after carefully evaluating all of the information in the Registration Statement, the prospectus included therein, and any applicable prospectus supplement relating to any offering of the Company’s securities, including the risk factors described therein.

The Company notes the following corrections and clarifications to the NewsBTC article:

The Company disclaims the statement: “Overstock announces its intention to start trading its own stocks on T0 blockchain platform.”

The Company disclaims the statement: “We’re from Utah. We don’t care. We’re really taking a ‘burn it down and start over’ approach.”

The Company also disclaims the statement:

“T0 can’t be referred to as a stock exchange for various regulatory reasons, but as a trading widget for equities among many other things.”  The Company notes for clarity that t0 is simply not a stock exchange.

The Company also disclaims any claims in the article about when trades can be settled.

Full Text of the NewsBTC Article

Overstock to Start Trading Equity on Its T0 Blockchain Platform

Overstock announces its intention to start trading its own stocks on T0 blockchain platform. Read more…

Overstock, one of the leading e-commerce platforms has announced the plan to start trading its own stocks on its proprietary blockchain platform.

T0, as the platform is called, has been in development since over an year, and is expected to feature improved equity trading settlement services.

The announcement to start using T0 was made by the company’s communications director, Judd Bagley at the ongoing Money 2020 event in Las Vegas. Overstock’s decision comes weeks after the T0 platform started offering its services to Electronic Transaction Clearing, Inc. The California-based clearing and trading securities company has partnered with T0; to act as a custodian of shares for Overstock’s upcoming blockchain preferred share offering.

In the event, Bagley made it clear that the company’s decision to offer Overstock’s shares on the T0 platform is about more than just leveraging upon the advantages of distributed ledger technology. The move is also expected to influence other players to follow suit as the industry is not prepared to use blockchain technology as a mainstream solution, mostly due to fears of offending the conventional banking and financial institutions with whom they have a good working relationship.

He was quoted by a technology magazine saying,

“We’re from Utah. We don’t care. We’re really taking a ‘burn it down and start over’ approach.”

At the same time, he also clarified that T0 can’t be referred to as a stock exchange for various regulatory reasons, but as a trading widget for equities among many other things.

The discussion at Money 2020 saw many financial industry representatives agree to the importance of blockchain technology based solutions in trading and settlements. One of the main advantages of distributed ledger technology is the speed of operation, where trades can be settled in hours, if not minutes in comparison to the existing system that takes about 3 days.

Many global stock exchanges are already working on research, development, and implementation of blockchain technology into their operations. NASDAQ, Australian Securities Exchanges, DTCC, New York Stock Exchange are few such institutions pursuing the technology. We can expect more exchanges and institutions to do the same and influence mainstream adoption of distributed ledger technology in the near future.

Overstock.com, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement for any securities offered pursuant to the registration statement, and other documents that

Overstock.com, Inc. has filed with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.